Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Envestnet, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-169050, 333-181071, 333-204858 and 333-208107) on Form S-8 and (No. 333-197145) on Form S-3 of Envestnet, Inc. and subsidiaries (the Company) of our reports dated March 24, 2017, with respect to the consolidated balance sheets of Envestnet, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, other comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Envestnet, Inc.

Our report dated March 24, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that Envestnet, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses related to the ineffective design and operation of internal controls over the accounting for non-routine transactions and the relevance and reliability of data used to prepare financial statement disclosures, the ineffective design and operation of management review controls over certain assumptions used to measure the fair value of intangible assets purchased in acquisitions, and  the ineffective design and operation of internal controls related to the Company’s state and local tax compliance process have been identified and included in management’s assessment.

Our report dated March 24, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, also contains an explanatory paragraph that states that Envestnet, Inc. acquired FinaConnect, Inc. and Wheelhouse Analytics, LLC (collectively the Acquired Entities) during 2016, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, the Acquired Entities’ internal control over financial reporting associated with total assets of $27,315,000 and total revenues of $3,583,000 included in the consolidated financial statements of Envestnet, Inc. and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Acquired Entities.

/s/ KPMG LLP

Chicago, Illinois
March 24, 2017